Exhibit 10.1

EXECUTION VERSION

SECOND AMENDMENT TO

RECEIVABLES PURCHASE AND FINANCING AGREEMENT

This Second Amendment to Receivables Purchase and Financing Agreement (this “Amendment”), dated as of April 1, 2025, is among PHILLIPS 66 RECEIVABLES LLC, a Delaware limited liability company, as SPE (together with its successors and assigns, the “SPE”); PHILLIPS 66 COMPANY, a Delaware corporation, as Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); the Purchaser/Lenders party to the RPFA (as hereinafter defined); PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent (in such capacity together with its successors and assigns in such capacity, the “Administrative Agent”); and PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent (the “Structuring Agent”).

W I T N E S S E T H:

WHEREAS, the SPE, the Servicer, the Purchaser/Lenders, the Administrative Agent, and the Structuring Agent are party to that certain Receivables Purchase and Financing Agreement dated as of September 30, 2024 (as amended, restated, supplemented or otherwise modified through the date hereof, the “RPFA”).

WHEREAS, concurrently herewith, the Administrative Agent, the SPE and the Structuring Agent are entering into that certain Amended and Restated Agent Fee Letter, dated as of the date hereof (the “Fee Letter”).

WHEREAS, the SPE, the Servicer, the Purchaser/Lenders, and the Administrative Agent hereby agree to make certain amendments to the RPFA, as permitted by Section 12.01 of the RPFA, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged by the parties hereto agree as follows:

Section 1. DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meanings given to them in the RPFA.

Section 2. AMENDMENTS. The RPFA is hereby amended to incorporate the changes shown on the marked pages of the RPFA attached hereto as Exhibit A.

Section 3. REPRESENTATIONS OF THE SPE AND THE SERVICER. Each of the SPE and the Servicer hereby represent and warrant to the parties hereto that as of the date hereof each of the representations and warranties contained in Article VI of the RPFA are true and correct in all material respects as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties expressly refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date).

Section 4. CONDITIONS PRECEDENT. This Amendment shall become effective and be deemed effective as of the date first written above upon the satisfaction or waiver of the following conditions precedent:

(a) the Administrative Agent shall have received a fully executed counterpart of this Amendment and the Fee Letter from each of the other parties hereto and thereto;

(b) the Administrative Agent shall have received an executed Reaffirmation, Acknowledgment and Consent of Performance Guarantor dated as of the date hereof;

(c) The Administrative Agent shall have received confirmation that the “Structuring Fee” and “Closing Fee” set forth in the Fee Letter have been paid in accordance with the terms thereof;

(d) the Administrative Agent shall have received such other agreements, documents, certificates, officer’s certificates and opinions as set forth in Annex A hereto; and

(e) no Potential Default or Event of Default shall have occurred and be continuing.

Section 5. COUNTERPARTS. This Amendment may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

Section 6. SEVERABILITY. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7. GOVERNING LAW AND JURISDICTION. Section 12.10 of the RPFA is incorporated in this Amendment by reference as if such provision was set forth herein mutatis mutandis.

Section 8. HEADINGS. The headings of this Amendment are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Amendment.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have each caused this Amendment to be duly executed by their respective duly authorized officers as of the day and year first above written.

PHILLIPS 66 RECEIVABLES LLC, as the SPE

By:	/s/ Sam A. Farace II
Name: Sam A. Farace II
Title: President and Treasurer

PHILLIPS 66 COMPANY, as the Servicer

By:	/s/ Sam A. Farace II
Name: Sam A. Farace II
Title: Vice President and Treasurer

[Signature Page to Second Amendment to Receivables Purchase and Financing Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent and a Purchaser/Lender

By:	/s/ Imad Naja
Name:	Imad Naja
Title:	Senior Vice President

PNC CAPITAL MARKETS LLC,
as Structuring Agent

By:	/s/ Imad Naja
Name:	Imad Naja
Title:	Managing Director

[Signature Page to Second Amendment to Receivables Purchase and Financing Agreement]

REAFFIRMATION, ACKNOWLEDGEMENT, AND CONSENT OF PERFORMANCE GUARANTOR

The undersigned, PHILLIPS 66, heretofore executed and delivered to the Administrative Agent a Performance Guaranty dated September 30, 2024. The undersigned hereby acknowledges and consents to the Second Amendment to Receivables Purchase and Financing Agreement dated as of the date hereof, and confirms that its Performance Guaranty, and all obligations of the undersigned thereunder, remain in full force and effect. The undersigned further agrees that the consent of the undersigned to any other amendment or modification to the RPFA or any of the Transaction Documents referred to therein (each as existing on the date hereof) shall not be required solely as a result of this consent having been obtained. The undersigned acknowledges that the Administrative Agent and the Purchaser/Lenders are relying on the assurances provided herein in entering into the Second Amendment to Receivables Purchase and Financing Agreement set forth above.

Dated as of April 1, 2025.

PHILLIPS 66

By:	/s/ Sam A. Farace II
Name: Sam A. Farace II
Title: Vice President and Treasurer

EXHIBIT A

Marked changes to the RPFA

(Attached)

EXECUTION VERSION

EXHIBIT A to Second Amendment, dated April 1, 2025

RECEIVABLES PURCHASE AND FINANCING AGREEMENT

Dated as of September 30, 2024

by and among

PHILLIPS 66 RECEIVABLES LLC,

as SPE,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Purchaser/Lenders,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

PHILLIPS 66 COMPANY,

as Servicer,

and

PNC CAPITAL MARKETS LLC,

as Structuring Agent

Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“CIP Regulations” has the meaning set forth in Section 10.11.

“Closing Date” means September 30, 2024.

“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collection Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) (in each case, in the name of the SPE) and maintained at a bank or other financial institution acting as a Collection Account Bank pursuant to an Account Control Agreement for the purpose of receiving Collections.

“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any SPE-Related Party or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections with respect to such Pool Receivable, (c) all cash proceeds of all Related Security with respect to such Pool Receivable ~~and~~ (d) all amounts paid by or on behalf of a Credit Insurer under any Credit Insurance Policy or in respect of any claim thereunder, and (e) all other cash proceeds of such Pool Receivable.

“Commitment” means, with respect to any Purchaser/Lender, the maximum aggregate amount of Capital which such Person is obligated to lend or pay hereunder on account of all Investments and Loans, on a combined basis, as set forth on Schedule I or in the Assignment and Assumption Agreement or other agreement pursuant to which it became a Purchaser/Lender, as such Commitment is thereafter assigned or modified. If the context so requires, “Commitment” also refers to a Purchaser/Lender’s obligation to make Investments or Loans hereunder in accordance with this Agreement.

“Continuing Director” means (a) each individual who is a director of the Parent on the Closing Date and (b) each other director of the Parent whose election, appointment or nomination for election by the Parent’s stockholders was approved by a vote of at least a majority of the then Continuing Directors or by a vote of at least a majority of a committee of the Parent’s board of directors comprised solely of Continuing Directors.

“Contra Obligor” means any Obligor which is a supplier to any Originator or, following an IG Ratings Event, an Affiliate of a supplier, and in any case is not party to a Net-Out Agreement with an Originator.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” means the Credit Agreement, dated as of February 28, 2024, among P66 Company, as borrower, the Parent, as initial guarantor, the lenders from time to time party thereto, Mizuho Bank, Ltd., as administrative agent, and the co-syndication agents, co-documentation agents, joint lead arrangers and bookrunners from time to time party thereto, as such agreement may be amended, restated, amended and restated, supplemented, refinanced, replaced, renewed, or otherwise modified from time to time.

“Credit and Collection Policy” means the receivables credit and collection policies and practices of the Originators as in effect on the Closing Date and described in Exhibit D, as modified in compliance with this Agreement.

“Credit Insurance Policy” means a credit insurance policy naming the SPE as insured, which policy insures the payment of Pool Receivables owing by one or more Obligors.

“ Credit Insurer” means each insurance company that provides a Credit Insurance Policy to the SPE.

“Daily 1M SOFR” means, for any day, the rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for such day for a one (1) month period, as published by the Term SOFR Administrator; provided, that if Daily 1M SOFR, determined as provided above, would be less than the SOFR Floor, then Daily 1M SOFR shall be deemed to be the SOFR Floor. Such rate of interest will be adjusted automatically as of each Business Day based on changes in Daily 1M SOFR without notice to the SPE.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination

“ Eligible Credit Insurance” means a Credit Insurance Policy issued by an Eligible Credit Insurance Provider, which policy (a) is in a form that has been approved in writing by the Administrative Agent in its reasonable discretion, (b) is in full force and effect, (c) under which the Administrative Agent is an additional insured, loss-payee or bank-beneficiary (as the case may be) entitled to make, and receive payment of, insurance claims thereunder, (d) contains terms and endorsements permitting the transactions contemplated by the Transaction Documents (including with respect to the Pool Receivables insured thereby and the SPE-Related Parties and the Purchaser/Lender Parties), and (e) with respect to which, all due and payable premiums have been paid in full. If the Credit Insurer of such a Credit Insurance Policy ceases to be an Eligible Credit Insurance Provider, such policy shall cease to constitute Eligible Credit Insurance. The Administrative Agent may revoke its prior written approval of a form of Credit Insurance Policy at any time in its reasonable discretion with respect to any future issuance of any Credit Insurance Policy. No Eligible Credit Insurance is in effect as of the Second Amendment Date.

“ Eligible Credit Insurance Provider” means an insurance company in the business of issuing commercial credit insurance (a) which company is not an Affiliate of any SPE-Related Party, (b) with respect to which, no credit rating assigned to it by any of Moody’s, Standard Poor’s or A.M. Best Company, Inc. has been reduced by two or more ratings “notches ” since the time any Credit Insurance Policy written by such Credit Insurer became Eligible Credit Insurance hereunder and (c) which is not a Sanctioned Person; provided, that, with respect to any Credit Insurance Policy issued by multiple insurance providers, the Administrative Agent may elect (in its sole discretion) to treat such syndicate as a single insurer and apply a weighted average credit rating.

“Eligible Foreign Obligor” means an Obligor that is organized in or that has a head office (domicile), registered office, and chief executive office located in a country other than the United States of America that is not a Sanctioned Jurisdiction.

“Eligible Receivable” means, at any time, a Pool Receivable:

(a) the Obligor of which is: (i) a U.S. Obligor or an Eligible Foreign Obligor; (ii) not an Official Body (other than a U.S. federal, state or local Official Body); (iii) not subject to any Relief Proceeding; (iv) not a Sanctioned Person; (v) not an Affiliate of any SPE-Related Party unless such Obligor is an Approved Affiliate Obligor or an Affiliate of an Approved Affiliate Obligor; (vi) not the Obligor with respect to Delinquent Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables; and (vii) not a natural person;

(b) [reserved];

(c) that is denominated and payable only in Dollars in the United States of America, and the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to a Lock-Box or Collection Account in the United States of America;

“Excess Concentration” means the sum of the following amounts, without duplication:

(a) the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) the aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; provided, that, for purposes of this clause (a), for any Eligible Receivable that is an Insured Receivable, the related Eligible Credit Insurance Provider shall be deemed to be the Obligor of such Eligible Receivable with respect to the amount of such Receivable that is insured; provided further, that, the amount of such Receivable that is not insured shall be treated, for the purposes of this clause (a), without regard to the preceding proviso; plus

(b) the excess (if any) of (x) the aggregate Outstanding Balance of all Eligible Unbilled Receivables, over (y) the product of (A) 20.00% (or any lower percentage (including 0%) which PNC may designate in its sole discretion after the occurrence of a Ratings Event), multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(c) the excess (if any) of (x) the aggregate Outstanding Balance of all Eligible Receivables the Obligors of which are Eligible Foreign Obligors, over (y) the product of (A) 17.50% (or any lower percentage (including 0%) which PNC may designate in its sole discretion after the occurrence of a Ratings Event), multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(d) the excess (if any) of (x) the aggregate Outstanding Balance of all Eligible Receivables as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment, over (y) the product of (A) 5.00% (or any lower percentage (including 0%) which PNC may designate in its sole discretion after the occurrence of a Ratings Event), multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(e) the excess (if any) of (x) the aggregate Outstanding Balance of all Eligible Receivables the Obligors of which are Official Bodies, over (y) the product of (A) 15.00% (or any lower percentage (including 0%) which PNC may designate in its sole discretion after the occurrence of a Ratings Event), multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(f) the excess (if any) of (x) the aggregate Outstanding Balance of all Eligible Receivables the Obligors of which are Contra Obligors, over (y) the product of (A) 10.00% (or, after the occurrence of an IG Ratings Event, 0%), multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Collections” means, with respect to any Affiliate Receivable or Excluded Receivable: (a) all funds that are received by any SPE-Related Party or any other Person on their behalf in payment of any amounts owed in respect of such Affiliate Receivable or Excluded

Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Affiliate Receivable or Excluded Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related obligor or any other Person directly or indirectly liable for the payment of such Affiliate Receivable or Excluded Receivable and available to be applied thereon) and (b) all other cash proceeds of such Affiliate Receivable or Excluded Receivable.

“Excluded Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator other than any such right arising from such Originator’s continental United States refining, midstream, and commercial operations, as identified by the Originator’s company codes and customer identification numbers as set forth on Schedule IV.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Purchaser/Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser/Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser/Lender with respect to an applicable interest in an Investment, Loan or Commitment pursuant to a law in effect on the date on which (i) such Purchaser/Lender acquires such interest in such Investment, Loan or Commitment (other than pursuant to an assignment request by the SPE under Section 4.04) or (ii) such Purchaser/Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.03(g), amounts with respect to such Taxes were payable either to such Purchaser/Lender’s assignor immediately before such Purchaser/Lender became a party hereto or to such Purchaser/Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.03(g), and (d) any withholding Taxes imposed under FATCA.

“Facility Limit” means $~~500,000,000~~1,000,000,000 as may be reduced from time to time pursuant to Section 2.03(e). References to the unused portion of the Facility Limit mean, at any time, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

“FATCA” means the Foreign Account Tax Compliance Act under Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement that implements or modifies the provisions of the foregoing (together with any laws implementing such agreement).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Indebtedness” means, as to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all Capital Lease Obligations of such Person, (e) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (provided, that for purposes of this clause (e), if such Person has not assumed or otherwise become personally liable for any such Indebtedness, the amount of Indebtedness of such Person in connection therewith shall be limited to the lesser of (i) the fair market value of such asset(s) and (ii) the amount of Indebtedness secured by such Lien), (f) all Indebtedness of others guaranteed by such Person, (g) all obligations of such Person in respect of bankers’ acceptances, (h) all obligations of such Person in respect of bankers’ acceptances and letters of credit, and (i) all production payments, proceeds production payments or similar obligations of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any SPE-Related Party under any Transaction Document and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

“Independent Director” has the meaning set forth in Section 7.03(c).

“Information” has the meaning set forth in Section 12.08.

“ Insured Receivable” means each Receivable of an Obligor for which the amount of the Outstanding Balance that is insured (when aggregated with the amount of each other Receivable owing by such Obligor that was originated prior to such Receivable and that is insured) is equal to or less than the then-effective maximum amount available for payments established for such Obligor for all claims relating to such Obligor during the related policy period under and pursuant to Eligible Credit Insurance; provided, that no Receivable shall constitute an Insured Receivable for purposes of clause (a) of the definition of “Excess Concentration” at any time the Credit Insurance Policy relating thereto shall cease to constitute Eligible Credit Insurance.

“Intended Tax Treatment” has the meaning set forth in Section 12.11.

“Investment” means any payment of Capital by a Purchaser/Lender to the SPE pursuant to Section 2.03.

“Investment Capital” means all Capital attributable to Investments (rather than to Loans) and, with respect to any Purchaser/Lender, such Purchaser/Lender’s respective pro rata portion of such Investment Capital based on such Purchaser/Lender’s Commitment.

“Investment Company Act” means the Investment Company Act of 1940.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payments” has the meaning set forth in Section 7.01(r).

“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto that is a nationally recognized statistical rating organization.

“Sanctioned Country” means at any time, a country, purported country or territory which is itself the subject or target of any Sanctions (including, as of the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, by the United Nations Security Council, the European Union or any European Union member state in which the Parent or any of its Subsidiaries conducts business, His Majesty’s Treasury of the United Kingdom, or by the Government of Canada, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state in which the Parent or any of its Subsidiaries conducts business, the Government of Canada or His Majesty’s Treasury of the United Kingdom.

“Scheduled Termination Date” means September 29, 2025, as such date may be extended pursuant to Section 2.12.

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“ Second Amendment Date” means April 1, 2025

“Secured Parties” means each Purchaser/Lender Party, each SPE Indemnified Party and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05.

“Securities Act” means the Securities Act of 1933.

“Servicer” has the meaning set forth in the preamble to this Agreement.

same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Purchaser/Lender Party of their respective rights hereunder shall not relieve the SPE from such obligations and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Purchaser/Lender Parties shall have any obligation or liability with respect to any Supporting Assets, nor shall any of them be obligated to perform any of the obligations of the SPE, the Servicer or any Originator thereunder.

(b) P66 Company hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, P66 Company shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that P66 Company conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the SPE shall pay to P66 Company its reasonable out-of-pocket costs and expenses from the SPE’s own funds (subject to the priority of payments set forth in Section 3.01(a)).

SECTION 8.06  Servicing Fee.

(a) Subject to clause (b) below, the SPE shall pay the Servicer a fee (the “Servicing Fee”) equal to the product of the Servicing Fee Rate multiplied by the monthly average aggregate Outstanding Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 3.01(a).

(b) If the Servicer ceases to be P66 Company or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount agreed between the Administrative Agent and the successor Servicer in connection with the performance of its obligations as Servicer hereunder.

SECTION 8.07  Credit Insurance Policies.

(a)  The SPE may, in its sole discretion, elect to obtain Credit Insurance with respect to Pool Receivables selected by it from time to time. At all times while (y) any Pool Receivable is being reported in any Pool Report as an Insured Receivable or (z) any Pool Receivable is being included in the Net Receivables Pool Balance as an Insured Receivable:

(i)  the SPE shall maintain each relevant Credit Insurance Policy in full force and effect with respect to the applicable Insured Receivables;

(ii)  the SPE shall pay all premiums and other amounts due by the SPE from time to time under each such Credit Insurance Policy when due in accordance with the terms thereof;

(iii)  the SPE and the Servicer shall refrain from taking any action or omitting to take any action which would reasonably be expected to prejudice or limit the SPE’s or the Administrative Agent’s rights to payment under any such Credit Insurance Policy;

(iv)  the SPE and the Servicer shall use commercially reasonable efforts to enforce the obligations of the applicable Credit Insurer under each such Credit Insurance Policy;

(v)  the SPE and the Servicer shall maintain all records and documents that are reasonably necessary to make claims for reimbursement under each such Credit Insurance Policy;

(vi)  the SPE shall, and the Servicer shall cause the SPE to, perform all its other material obligations under each such Credit Insurance Policy in accordance with the terms thereof (including, without limitation, delivering information regarding the relevant Pool Receivables and notices of insolvency with respect to Obligors when required pursuant to the terms of each such Credit Insurance Policy);

(vii)  the SPE and the Servicer shall promptly advise the Administrative Agent of any payment the SPE receives directly under any Credit Insurance Policy, any denial of coverage under any Credit Insurance Policy, any cancelation of any Credit Insurance Policy or any other information received in connection with any Credit Insurance Policy which is material to the payment of any claim thereunder;

(viii)  Neither the SPE nor the Servicer shall amend, modify or waive (or consent to any such amendment, modification or waiver of) any provision of any Credit Insurance Policy which would reasonably be expected to prejudice or limit the SPE’s or the Administrative Agent’s rights to payment under any such Credit Insurance Policy without the Administrative Agent’s prior written consent; and

(ix) The SPE and the Servicer shall deliver any additional instruments, certificates and documents, provide such other information and take such other actions as may be necessary or desirable, in the reasonable opinion of the Administrative Agent, to give further assurances of any of the rights granted or provided for herein or under any Credit Insurance Policy (including, without limitation, providing copies of invoices, purchase orders, and the proof of delivery of products as may be requested by the insurer thereunder).

(b)  If the SPE fails to pay any premium or other amount due under any Credit Insurance Policy, the Administrative Agent may (in its discretion) pay such premium or other amount from the Collateral or from its own funds in order to keep such Credit Insurance Policy in force with respect to (y) any Pool Receivable that is then reported in any Pool Report as an Insured Receivable or (z) any Pool Receivable that is then included in the Net Receivables Pool Balance as an Insured Receivable. Any amount so paid by the Administrative Agent from its own funds shall constitute an SPE Indemnified Amount payable by the SPE to the Administrative Agent hereunder.

(c) As to any Insured Receivables only, in the event that any Obligor defaults on the payment of any of its Pool Receivables, becomes subject to a Relief Proceeding or becomes subject to any other event that gives rise to a claim for reimbursement under a Credit Insurance Policy, the SPE and the Servicer shall, promptly (but not later than the later of (x) ten (10) Business Days after such event or (y) the first date on which such a claim may be filed pursuant to the terms of such Credit Insurance Policy), file a claim for such reimbursement (with a copy thereof to the Administrative Agent) in accordance with the terms of such Credit Insurance Policy and shall take any other actions required under the terms of such Credit Insurance Policy to obtain such reimbursement (including, without limitation, providing the applicable Credit Insurer with itemized statements, invoices, bills of lading, purchase orders, summaries of collections efforts, evidence of debt or other documentation that may be required under the terms of such Credit Insurance Policy). The SPE and the Servicer shall instruct that any amounts paid in respect of any Pool Receivable (or losses thereon) by a Credit Insurer under any Credit Insurance Policy be paid directly to a Collection Account. Amounts so received shall be applied as a Collection in accordance with the terms of this Agreement.

(d)  In the event that a Credit Insurer pays a claim under a Credit Insurance Policy with respect to a Pool Receivable and the SPE is required to assign and/or subrogate its rights, claims, guaranties, security, collateral or defenses to such Credit Insurer in respect of such Pool Receivable, the SPE shall (and the Servicer shall cause SPE to) so assign and/or subrogate such rights, claims, guaranties, security, collateral or defenses in accordance with the terms of such Credit Insurance Policy. Simultaneously with receipt of such a payment in a Collection Account and upon such assignment and/or subrogation, the Administrative Agent shall be automatically deemed to have released to the SPE any ownership or security interest it may have hereunder (on behalf of itself and the Purchaser/Lenders) in such rights, claims, guaranties, security, collateral or defenses so assigned or subrogated, to the extent necessary to permit such assignment and/or subrogation free and clear of such ownership or security interest and shall execute such documents to evidence the same as shall be reasonably requested by the SPE or the Credit Insurer, in each case at the sole expense of the SPE; provided, however, that the Administrative Agent shall not be deemed to have released any such ownership or security interest it may have in related rights under such Credit Insurance Policy (including, without limitation, any right of the SPE to receive ratable or other allocations of Collections or other recoveries in respect of such Pool Receivable).

(e)  If any Credit Insurance Policy ceases to be Eligible Credit Insurance, the SPE and the Servicer shall furnish to the Administrative Agent and each Purchaser/Lender written notice thereof, together with a statement of the actions the SPE plans to take in connection with such situation, if any, promptly but not later than five (5) Business Days after knowledge thereof. If any Credit Insurance Policy no longer constitutes Eligible Credit Insurance, the Termination Date has not occurred, no Event of Default is continuing and no Capital Coverage Amount Deficit exists, then the SPE may terminate such Credit Insurance Policy or permit such Credit Insurance Policy to lapse. The SPE shall furnish to the Administrative Agent and each Purchaser/Lender written notice of any such termination or lapse and shall promptly notify the Administrative Agent when such termination or lapse has occurred.

(f)  Any Collections received by the Administrative Agent pursuant to any Credit Insurance Policy (including as an additional insured thereunder) shall be distributed in accordance with the priority of payments set forth in Section 3.01(a).

(xvii) any action taken by the Administrative Agent as attorney-in-fact for any SPE-Related Party in accordance with this Agreement or any other Transaction Document;

(xviii) [reserved];

(xix) the maintenance of any Linked Account with respect to any Collection Account or the debiting against any Collection Account of amounts as a result of any “Settlement Item” (as defined in the related Account Control Agreement) that originated in any Linked Account or any other account other than a Collection Account;

(xx) the use of proceeds of any Investment or Loan; ~~or~~

(xxi) any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason~~.~~;

(xxii)  any failure by the SPE to pay any premium or other amount when due under the terms of any Credit Insurance Policy, to keep any Credit Insurance Policy in force or to make or perfect any claim for reimbursement under any Credit Insurance Policy; in each case, to the extent required pursuant to Section 8.07 ; or

(xxiii)  any insurance premium payments paid by the Administrative Agent on any Credit Insurance Policy in accordance with this Agreement.

SECTION 11.03  Indemnification by the Servicer.

(a)  The Servicer shall indemnify the Administrative Agent, the Purchaser/Lender Parties, the other Secured Parties and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”) for any and all claims, losses and liabilities resulting from: (i) the failure of any representation or warranty made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which it is a party to have been true and correct as of the date made or deemed made, (ii) the failure by the Servicer to comply with any applicable Laws, rule or regulation with respect to any Pool Receivable or the related Contract, (iii) any dispute, claim, offset or defense of an Obligor (other than as a result of discharge in bankruptcy with respect to such Obligor) to the payment of any Pool Receivable to the extent resulting from the failure of the Servicer to comply with its obligations hereunder in respect of such Receivable, (iv) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party, or (v) the commingling of Collections of Pool Receivables at any time with other funds of the Servicer.

(b) Promptly upon receipt by any Servicer Indemnified Party under this Section 11.03 of notice of the commencement of any suit, action, claim, proceeding or governmental investigation against such Servicer Indemnified Party, such Servicer Indemnified Party shall, if a claim in respect thereof is to be made against the Servicer hereunder, notify the Servicer in writing of the commencement thereof. Any notice claiming compensation under this Section shall set forth in reasonable detail the amount or amounts to be paid to it hereunder and shall be

SCHEDULE I

Purchaser/Lenders & Commitments

Purchaser/Lender	Commitment
PNC Bank, National Association	$~~500,000,000~~1,000,000,000

Schedule I-1